Exhibit 99.1


Investor Contact:  Alex Lewis
                   877-784-7167

Media Contact:     Debbie Atkins                                    NEWS RELEASE
                   864-597-8361


  DENNY'S CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2005

         SPARTANBURG, S.C., February 15, 2006 - Denny's Corporation (Nasdaq: DENN) today reported results for its fourth quarter and year ended December 28, 2005.

Fourth Quarter 2005 Highlights:

       o Same-store sales increased 1.7% at company units and 4.0% at franchised units
       o Operating income increased $1.7 million, or 16% to $12.2 million
       o Net loss improved by $9.7 million to $4.5 million, or a loss of $0.05 per share

Full Year 2005 Highlights:

       o Same-store sales increased 3.3% at company units and 5.2% at franchised units
       o Average unit sales increased 4.1% at company units and 6.2% at franchised units
       o Total operating revenue increased 1.9% to $978.7 million
       o Net loss improved by $30.3 million over the prior year

         Nelson Marchioli, President and Chief Executive Officer, stated, "We are pleased to have posted our second consecutive year of positive same-store sales growth and are optimistic about our opportunity to sustain this sales trend in 2006. We will be introducing a variety of innovative new products and placing a renewed emphasis on our dinner business, all supported with television advertising. We believe that 2006 will be a year of transition for Denny's as we begin to leverage the investments we and our franchisees have made in food, people and facilities. The Denny's brand has strengthened considerably over the past few years, and we are committed to maintaining that momentum."

Fourth Quarter Results

         For the fourth quarter of 2005, Denny's reported total operating revenue of $243.4 million, compared with $243.7 million in the prior year quarter. Company restaurant closures in the wake of Hurricane Wilma contributed to approximately $1 million in lost sales during the quarter. Same-store sales increased 1.7% and 4.0%, respectively, at company-owned and franchised restaurants. These increases were approximately offset by a ten-unit decline in company-owned restaurants and a 15-unit decline in franchised restaurants.

         Company restaurant operating margin (as a percentage of company restaurant sales) for the fourth quarter was 12.8% compared with 13.5% for the same period last year. Product costs for the fourth quarter improved by 1.0 percentage points compared with last year, due primarily to the easing of commodity cost pressures and a 5.4% increase in average guest check. Payroll and benefit costs increased 0.7 percentage points over last year due primarily to wage rate pressures, incremental training, as well as incentive compensation for crew and management in our restaurants. Other operating costs increased 0.5 percentage points, due primarily to a $1.7 million increase in utility expense attributable to higher natural gas prices.

         General and administrative expenses for the fourth quarter decreased $4.7 million over the same period last year. The primary contributor was a $3.5 million decrease in stock-based compensation costs which totaled $1.7 million for the quarter compared with $5.2 million in the prior year period. In addition, corporate incentive compensation decreased $1.5 million from the prior year.

         Fourth quarter operating income increased 16%, or $1.7 million, compared with the prior year, due primarily to the reduction in G&A costs.

         Interest expense for the fourth quarter increased $1.4 million to $14.4 million due to rising interest rates over the last year.

         Net loss for the fourth quarter was $4.5 million, or $0.05 per common share, an improvement of $9.7 million compared with a net loss in the prior year of $14.2 million, or $0.16 per common share.

Full Year Results

         For the full year 2005, Denny's reported total operating revenue of $978.7 million, an increase of 1.9%, or $18.7 million over the prior year. Company restaurant sales increased $17.7 million, as a 3.3% increase in same-store sales more than offset a ten-unit decline in company-owned restaurants. Franchise revenue increased $1.0 million, as a 5.2% increase in same-store sales more than offset a 15-unit decline in franchised restaurants.

         Company restaurant operating margin for 2005 was 12.3% compared with 13.3% for the prior year. This margin decline is due primarily to $7.3 million in incremental legal settlement charges recorded during the year.

         Restructuring charges and exit costs for 2005 increased $4.7 million over last year, attributable primarily to $3.3 million in severance related costs.

         Interest expense for 2005 decreased $14.3 million from the prior year as a result of the financial recapitalization in 2004, which significantly lowered Denny's borrowing costs.

         Net loss for 2005 was $7.3 million, or $0.08 per common share, which included the impact of $7.3 million in legal settlement costs. This was an improvement of $30.3 million over the prior year net loss of $37.7 million, or $0.58 per common share.

Business Outlook

         Mark Wolfinger, Chief Financial Officer, stated, "While we are optimistic about the coming year, we remain cautious with regard to the economic pressures currently facing our customer demographic. We expect consumer spending in 2006 will follow the volatility in gasoline and energy prices as it did in 2005.

         "Our three-year strategic business plan is based on these core objectives; improve the organic cash flow of our business, capitalize on our recent successes to build our restaurant development pipeline, and finally, to evaluate and then maximize the return and efficiency of both our operational and real estate assets. We believe that by executing on these objectives we will be able to improve our long term financial performance and enhance shareholder value."

         The following financial guidance for 2006 is based on 2005 results and management's expectations at this time.

                                                                       2006
($ in millions)                                                    Estimate
-----------------------------------------               --------------------

Company Unit Same-Store Sales                                   2.0 to 3.0%
Franchise Unit Same-Store Sales                                 3.0 to 4.0%

Company Unit Openings                                                2 to 3
Franchise Unit Openings                                                 25+

Total Operating Revenue                                      $990 to $1,005

Reported EBITDA *                                              $117 to $121
Stock-Based Incentive Compensation                                       $7
Adjusted EBITDA                                                $124 to $128

Interest Expense, Net                                            $58 to $60

Earnings per Share                                           $0.02 to $0.06

Cash Capital Spending                                            $45 to $50


* Please refer to the EBITDA Reconciliation table and footnotes included below.

Further Information

         Denny's will host its quarterly conference call for investors and analysts today, Thursday, February 15, 2006 at 5:00 p.m. EST. Interested parties are invited to listen to a live broadcast of the conference call accessible through our website at www.dennys.com. On the front page of the website, follow the link to "Investor Relations." Then select the "Live Webcast" icon. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

         Denny's is America's largest full-service family restaurant chain, consisting of 543 company-owned units and 1,035 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website referenced above.


         The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as "expects", "anticipates", "believes", "intends", "plans", and "hopes", variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 29, 2004 (and in the Company's subsequent quarterly reports on Form 10-Q).

                               DENNY'S CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                  Quarter              Quarter
                                                                   Ended                Ended
(In thousands, except per share amounts)                         12/28/05             12/29/04
                                                              --------------       --------------
Revenue:
     Company restaurant sales                                    $  221,109           $  221,250
     Franchise and license revenue                                   22,270               22,475
                                                              --------------       --------------
         Total operating revenue                                    243,379              243,725
                                                              --------------       --------------
Costs of company restaurant sales                                   192,774              191,438
Costs of franchise and license revenue                                7,228                7,031
General and administrative expenses                                  16,038               20,786
Depreciation and amortization                                        15,269               14,708
Restructuring charges and exit costs, net                               783                 (171)
Impairment charges                                                      589                  438
Gains on disposition of assets and other, net                        (1,493)              (1,041)
                                                              --------------       --------------
         Total operating costs and expenses                         231,188              233,189
                                                              --------------       --------------
Operating income                                                     12,191               10,536
                                                              --------------       --------------
Other expenses:
     Interest expense, net                                           14,362               12,947
     Other nonoperating (income) expense, net                           (57)              11,630
                                                              --------------       --------------
         Total other expenses, net                                   14,305               24,577
                                                              --------------       --------------
Loss before income taxes                                             (2,114)             (14,041)
Provision for income taxes                                            2,389                  193
                                                              --------------       --------------
Net loss                                                         $   (4,503)          $  (14,234)
                                                              ==============       ==============

Net loss per share
     Basic                                                       $    (0.05)          $    (0.16)
                                                              ==============       ==============
     Diluted                                                     $    (0.05)          $    (0.16)
                                                              ==============       ==============

Weighted average shares outstanding
     Basic                                                           91,718               89,896
                                                              ==============       ==============
     Diluted                                                         91,718               89,896
                                                              ==============       ==============


                               DENNY'S CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                   Year                 Year
                                                                   Ended                Ended
(In thousands, except per share amounts)                         12/28/05             12/29/04
                                                              --------------       --------------
Revenue:
     Company restaurant sales                                    $  888,942           $  871,248
     Franchise and license revenue                                   89,783               88,758
                                                              --------------       --------------
         Total operating revenue                                    978,725              960,006
                                                              --------------       --------------
Costs of company restaurant sales                                   779,387              755,065
Costs of franchise and license revenue                               28,758               28,196
General and administrative expenses                                  62,911               66,922
Depreciation and amortization                                        56,126               56,649
Restructuring charges and exit costs, net                             5,199                  495
Impairment charges                                                    1,174                1,130
Gains on disposition of assets and other, net                        (3,283)              (2,271)
                                                              --------------       --------------
         Total operating costs and expenses                         930,272              906,186
                                                              --------------       --------------
Operating income                                                     48,453               53,820
                                                              --------------       --------------
Other expenses:
     Interest expense, net                                           55,172               69,428
     Other nonoperating (income) expense, net                          (602)              21,265
                                                              --------------       --------------
         Total other expenses, net                                   54,570               90,693
                                                              --------------       --------------
Loss before income taxes                                             (6,117)             (36,873)
Provision for income taxes                                            1,211                  802
                                                              --------------       --------------
Net loss                                                         $   (7,328)          $  (37,675)
                                                              ==============       ==============

Net loss per share
     Basic                                                       $    (0.08)          $    (0.58)
                                                              ==============       ==============
     Diluted                                                     $    (0.08)          $    (0.58)
                                                              ==============       ==============

Weighted average shares outstanding
     Basic                                                           91,018               64,708
                                                              ==============       ==============
     Diluted                                                         91,018               64,708
                                                              ==============       ==============


                      DENNY'S CORPORATION
             Condensed Consolidated Balance Sheets
                          (Unaudited)

(In thousands)                                                   12/28/05             12/29/04
                                                              --------------       --------------
ASSETS
     Current Assets
         Cash and cash equivalents                               $   28,236           $   15,561
         Other                                                       35,013               27,994
                                                              --------------       --------------
                                                                     63,249               43,555
                                                              --------------       --------------

     Property, net                                                  288,140              285,401
     Goodwill                                                        50,186               50,186
     Intangible assets, net                                          71,664               77,484
     Other assets                                                    39,642               43,867
                                                              --------------       --------------
         Total Assets                                            $  512,881           $  500,493
                                                              ==============       ==============

LIABILITIES AND SHAREHOLDERS' DEFICIT
     Current Liabilities
         Current maturities of notes and debentures              $    1,871           $    1,975
         Current maturities of capital lease obligations              4,755                3,396
         Accounts payable and other accrued liabilities             140,777              130,873
                                                              --------------       --------------
                                                                    147,403              136,244
                                                              --------------       --------------
     Long-Term Liabilities
         Notes and debentures, less current maturities              516,803              519,236
         Capital lease obligations, less current maturities          30,333               28,149
         Other                                                       83,744               82,294
                                                              --------------       --------------
                                                                    630,880              629,679
                                                              --------------       --------------
     Total Liabilities                                              778,283              765,923
     Total Shareholders' Deficit                                   (265,402)            (265,430)
                                                              --------------       --------------
     Total Liabilities and Shareholders' Deficit                 $  512,881           $  500,493
                                                              ==============       ==============



                                  Debt Balances

(In thousands)                                                   12/28/05             12/29/04
                                                              --------------       --------------

First lien revolver loans                                        $        -           $        -
First lien term loans                                               222,752              225,000
Second lien term loans                                              120,000              120,000
Capital leases and other debt                                        36,010               32,756
Senior notes due 2012                                               175,000              175,000
                                                              --------------       --------------
     Total Debt                                                  $  553,762           $  552,756
                                                              ==============       ==============


                               DENNY'S CORPORATION
                          EBITDA and G&A Reconciliation
                                   (Unaudited)

                                                       Quarter             Quarter             Year                Year
EBITDA Reconciliation                                   Ended               Ended              Ended               Ended
(In millions)                                         12/28/05            12/29/04           12/28/05            12/29/04
                                                   --------------      --------------      --------------      --------------
Net loss                                                  $ (4.5)             $(14.2)             $ (7.3)             $(37.7)

Provision for income taxes                                $  2.4              $  0.2              $  1.2              $  0.8
Interest expense, net                                     $ 14.4              $ 12.9              $ 55.2              $ 69.4
Depreciation and amortization                             $ 15.3              $ 14.7              $ 56.1              $ 56.6

                                                   --------------      --------------      --------------      --------------
EBITDA (1)                                                $ 27.5              $ 13.6              $105.2              $ 89.2
                                                   --------------      --------------      --------------      --------------

Restructuring charges and exit costs, net                 $  0.8              $ (0.2)             $  5.2              $  0.5
Impairment charges                                        $  0.6              $  0.4              $  1.2              $  1.1
Gains on disposition of assets and other, net             $ (1.5)             $ (1.0)             $ (3.3)             $ (2.3)
Other nonoperating (income) expense, net (2)              $ (0.1)             $ 11.6              $ (0.6)             $ 21.3
Other noncash charges                                     $ (0.2)             $ (0.2)             $ (0.7)             $ (0.9)
Transaction costs (3)                                        $ -              $  0.2              $    -              $  4.1
Stock-based incentive compensation (4)                    $  1.7              $  5.2              $  7.8              $  6.5

                                                   --------------      --------------      --------------      --------------
Adjusted EBITDA (1)                                       $ 28.9              $ 29.7              $ 114.8             $ 119.6
                                                   ==============      ==============      ==============      ==============





                                                       Quarter             Quarter              Year                Year
General and Administrative Reconciliation               Ended               Ended               Ended               Ended
(In millions)                                         12/28/05            12/29/04            12/28/05            12/29/04
                                                   --------------      --------------      --------------      --------------

     Transaction costs (3)                                $    -              $  0.2              $    -              $  4.1
     Stock-based incentive compensation (4)               $  1.7              $  5.2              $  7.8              $  6.5
     Other general and administrative expenses            $ 14.4              $ 15.4              $ 55.1              $ 56.3
                                                   --------------      --------------      --------------      --------------
     Total general and administrative expenses            $ 16.0              $ 20.8              $ 62.9              $ 66.9
                                                   ==============      ==============      ==============      ==============


     (1) We believe that, in addition to other financial measures, EBITDA and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance because they provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs. We also use EBITDA and Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. EBITDA and Adjusted EBITDA are also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, EBITDA and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.
     (2) 2004 amounts include debt repurchase premiums and related costs attributable to the financial recapitalization completed during the third and fourth quarters.
     (3) These transactions costs are attributable to the financial recapitalization completed in 2004.
     (4) This compensation expense is attributable to options and restricted stock units granted under Denny's 2002 and 2004 Omnibus Incentive Plans.

                               DENNY'S CORPORATION
                           Quarterly Operating Margins
                                   (Unaudited)

                                                          Quarter                      Quarter
                                                           Ended                        Ended
(In millions)                                            12/28/05                     12/29/04
                                                   ----------------------       ----------------------
Total operating revenue (1)                          $   243.4    100.0%          $   243.7    100.0%

Company restaurant operations: (2)
     Company restaurant sales                            221.1    100.0%              221.3    100.0%
     Costs of company restaurant sales:
        Product costs                                     55.3     25.0%               57.4     26.0%
        Payroll and benefits                              93.8     42.4%               92.2     41.7%
        Occupancy                                         12.8      5.8%               12.0      5.4%
        Other operating costs:
           Utilities                                      11.5      5.2%                9.8      4.4%
           Repairs and maintenance                         5.0      2.3%                5.0      2.3%
           Marketing                                       6.2      2.8%                6.6      3.0%
           Legal settlements                               0.4      0.2%                0.3      0.1%
           Other                                           7.8      3.5%                8.1      3.7%
                                                   ----------------------       ----------------------
     Total costs of company restaurant sales             192.8     87.2%              191.4     86.5%
                                                   ----------------------       ----------------------
     Company restaurant operating margin (3)         $    28.3     12.8%          $    29.8     13.5%
                                                   ----------------------       ----------------------

Franchise operations: (4)
        Franchise and license revenue                     22.3    100.0%               22.5    100.0%
        Costs of franchise and license revenue             7.2     32.5%                7.0     31.3%
                                                   ----------------------       ----------------------
        Franchise operating margin (3)               $    15.0     67.5%          $    15.4     68.7%
                                                   ----------------------       ----------------------

Total operating margin (1)(3)                        $    43.4     17.8%          $    45.3     18.6%

Other operating expenses: (1)(3)
     General and administrative expenses                  16.0      6.6%               20.8      8.5%
     Depreciation and amortization                        15.3      6.3%               14.7      6.0%
     Restructuring, exit costs and impairment              1.4      0.6%                0.3      0.1%
     Gains on disposition of assets and other, net        (1.5)    (0.6%)              (1.0)    (0.4%)
                                                   ----------------------       ----------------------
     Total other operating expenses                  $    31.2     12.8%          $    34.7     14.2%
                                                   ----------------------       ----------------------

                                                   ----------------------       ----------------------
Operating income (1)                                 $    12.2      5.0%          $    10.5      4.3%
                                                   ======================       ======================


     (1) As a percentage of total operating revenue
     (2) As a percentage of company restaurant sales
     (3) Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.
     (4) As a percentage of franchise and license revenue

                               DENNY'S CORPORATION
                                Statistical Data
                                   (Unaudited)

                                                    Quarter              Quarter               Year                Year
Same-Store Sales                                     Ended                Ended                Ended               Ended
(increase/(decrease) vs. prior year)               12/28/05             12/29/04             12/28/05            12/29/04
                                                 ---------------      --------------       --------------      --------------
Company-Owned Same-Store Sales                             1.7%                5.8%                 3.3%                5.9%
   Guest Check Average                                     5.4%                6.0%                 4.4%                4.1%
   Guest Counts                                           (3.5%)              (0.2%)               (1.0%)               1.7%

Franchised Same-Store Sales                                4.0%                5.9%                 5.2%                6.0%



                                                    Quarter               Quarter               Year                Year
Average Unit Sales                                   Ended                 Ended                Ended               Ended
($ in thousands)                                   12/28/05              12/29/04             12/28/05            12/29/04
                                                 ---------------      --------------       --------------      --------------

   Company-Owned Units                             $      415.4         $     404.2          $   1,642.9         $   1,578.3

   Franchised Units                                $      352.0         $     337.3          $   1,408.4         $   1,326.6



                                                                       Franchised
Restaurant Units                                     Company           & Licensed              Total
                                                 ---------------      --------------       --------------

Ending Units 12/29/04                                       553               1,050                1,603

   Units Opened                                               2                  19                   21
   Units Refranchised                                         -                   -                    -
   Units Closed                                             (12)                (34)                 (46)
                                                 ---------------      --------------       --------------
      Net Change                                            (10)                (15)                 (25)

                                                 ---------------      --------------       --------------
Ending Units 12/28/05                                       543               1,035                1,578
                                                 ===============      ==============       ==============
